EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ANNOUNCES TENTH
INCREASE IN QUARTERLY CASH DIVIDEND
THIRD QUARTER CASH DIVIDEND TO INCREASE 5 PERCENT TO $0.10 PER SHARE
DURANGO, Colorado (September 27, 2007) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF), (the Company) which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced that its Board of Directors has declared a third quarter cash dividend of $0.10 per common share outstanding. The cash dividend will be payable December 14, 2007 to shareholders of record at the close of business December 3, 2007.
The third quarter cash dividend of $0.10 per share represents a 5.3 percent increase over the second quarter cash dividend of $0.095 per share.
“This represents the second cash dividend increase during calendar 2007 and the tenth time we have increased our quarterly cash dividend since the Company began paying such dividends in September 2003,” stated Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “We have also effected 3 stock splits, paid two 5 percent stock dividends and a 10 percent stock dividend during the past four years. These dividends and stock splits are consistent with the philosophy of management and the Board of Directors that all shareholders should participate directly in the success of the Company. In light of our strong balance sheet, and in anticipation of another record year of earnings and operating cash flows in Fiscal 2008, the Board considered it appropriate to increase the third quarter payout.”
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of September 27, 2007, the Company and its franchisees operated 324 stores in 38 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The NASDAQ Global Market under the symbol “RMCF”.
Certain statements in the press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554